Exhibit 99.1

CIT Declares Common Dividend

NEW YORK — July 19, 2019 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock. The dividend is payable on Aug. 23, 2019 to common shareholders of record as of Aug. 9, 2019.

About CIT:

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience, approximately $50 billion in assets as of March 31, 2019, and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, real estate financing, equipment financing, factoring and railcar financing. CIT’s consumer banking segment includes its national online bank, CIT Bank, and a Southern California branch bank, OneWest Bank. Discover more at cit.com/about.

Contacts:

MEDIA RELATIONS:	INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com